Exhibit 4.2

EXECUTION VERSION

INSTRUMENT OF RESIGNATION, APPOINTMENT AND ACCEPTANCE

THIS INSTRUMENT OF RESIGNATION, APPOINTMENT AND ACCEPTANCE, (“Instrument”) dated and effective as of  May 27, 2008 (the “Effective Date”), is by and among MERITAGE HOMES CORPORATION (the “Issuer”), WELLS FARGO BANK, NATIONAL ASSOCIATION, a national banking association with trust powers duly organized and existing under the laws of the United States and having its corporate trust office at 919 North Market Street, Suite 1600, Wilmington, DE 19801 (the “Prior Trustee”) and HSBC Bank USA, NATIONAL ASSOCIATION, a national banking association organized and existing under the laws of the United States and having its corporate trust office at 10 East 40th Street, New York, New York 10016 (the “Successor Trustee”).  Capitalized terms not otherwise defined herein shall have the same meaning as defined in the Indenture (as defined below).

RECITALS

WHEREAS, pursuant to an Indenture dated as of February 23, 2007 among the Issuer, the Guarantors named therein and the Prior Trustee (the “Indenture”);

WHEREAS, under the Indenture, the Issuer appointed the Prior Trustee as Trustee, an office or agency where Notes may be presented for payment (the “Paying Agent) and an office or agency where the Notes may be presented for registration of transfer or exchange (the “Registrar);

WHEREAS, under the Indenture, there is presently issued and outstanding $150,000,000 7.731% Senior Subordinated Notes due 2017;

WHEREAS, Section 7.07 of the Indenture provides that the Trustee may resign at any time by giving written notice of such resignation to the Issuer and the Issuer shall promptly appoint a successor Trustee;

WHEREAS, the Prior Trustee desires to resign as Trustee, Paying Agent and Registrar and the Issuer desires to appoint HSBC Bank USA, National Association as the successor trustee to Wells Fargo Bank, National Association in its capacities under the Indenture; and

WHEREAS, HSBC Bank USA, National Association. is willing to accept such appointment as the successor to Wells Fargo Bank, National Association. in its capacities under the Indenture.

NOW, THEREFORE, the Issuer, Wells Fargo Bank, National Association and HSBC Bank USA, National Association, for and in consideration of the covenants herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, hereby consent and agree as follows:

ARTICLE I

SECTION 1.01.      Acceptance of Resignation of Prior Trustee.  Pursuant to Sections 7.07 and 7.08 of the Indenture, the Prior Trustee hereby resigns as Trustee, Paying Agent and Registrar under the Indenture.  The Issuer accepts the resignation of the Prior Trustee as Trustee, Paying Agent and Registrar.

SECTION 1.02.      Appointment of Successor Trustee.  Pursuant to Section 7.08 of the Indenture, the Company hereby appoints the Successor Trustee as Trustee, Registrar and Paying Agent under the Indenture and confirms to the Successor Trustee all the rights, powers, trusts and duties of the Trustee, Registrar and Paying Agent under the Indenture and with respect to all property and money held or to be held under the Indenture, with like effect as if the Successor Trustee was originally named as Trustee, Registrar and Paying Agent under the Indenture.  The Company shall execute and deliver such further instruments reasonably acceptable to the Company and shall do such other things as the Successor Trustee may reasonably require so as to more fully and certainly vest and confirm in the Successor Trustee all the rights, powers, trusts and duties hereby assigned, transferred, delivered and confirmed to the Successor Trustee.

ARTICLE II

SECTION 2.01. Issuer Representation and Warranties.  The Issuer represents and warrants to the Successor Trustee that:

a.                                       It is in good standing and validly existing under the laws of the State of Maryland.

b.                                      The execution and delivery of this Instrument has been duly authorized by the Issuer.

c.                                       No covenant or condition contained in the Indenture has been waived by the Issuer or by the Holders of the percentage in aggregate principal amount of the Notes required by the Indenture to affect such waiver.

d.                                      No Event of Default has occurred and is continuing under the Indenture.

e.                                       Except for that certain First Supplemental Indenture dated as of July 10, 2007, the Indenture has not been amended or modified and is in full force and effect and the Notes are validly issued securities of the Company.

f.                                         There is no action, suit or proceedings pending or, to the best of the Issuer’s knowledge, threatened against the Issuer before any court or any governmental authority arising out of any action or omission by the Company under the Indenture.

g.                                      This Instrument has been duly authorized, executed and delivered on behalf of the Issuer and constitutes its legal, valid and binding obligation.

h.                                      All conditions precedent applicable to the Company relating to the appointment of the Successor Trustee as Trustee, Registrar and Paying Agent under the Indenture have been complied with by the Company.

ARTICLE III

SECTION 3.01. Prior Trustee’s Resignation.  Pursuant to Section 7.07 of the Indenture, the Prior Trustee hereby notifies the Company that it is hereby resigning as Trustee, Registrar and Paying Agent effective immediately upon full execution of this Instrument by all the parties hereto.

SECTION 3.02. Prior Trustee’s Representations and Warranties.  The Prior Trustee hereby represents and warrants to the Successor Trustee that:

a.                                       No covenant or condition in the Indenture has been waived by the Prior Trustee or, to the best of the knowledge of the Responsible Officer who is signing this Instrument, or by the Holders of the percentage in aggregate principal amount of the Notes required by the Indenture to effect any such waiver.

b.                                      There is no action, suit or proceedings pending or, to the best of the knowledge of the Responsible Officer signing this Instrument, threatened against the Prior Trustee before any court or governmental authority arising out of any action or omission by the Prior Trustee as Trustee, Paying Agent and Registrar under the Indenture.

c.                                       Prior Trustee will deliver to Successor Trustee, as of or immediately after the Effective Date hereof, all documents in its possession relating to the trust created under the Indenture, including all of the documents listed in Exhibit A hereto, and such other documents reasonably obtainable as mutually agreed upon.

d.                                      The execution and delivery of this Instrument has been duly authorized by the Prior Trustee, and this Instrument constitutes the Prior Trustee’s legal, valid, binding and enforceable obligation.

e.                                       $150,000,000 aggregate principal amount of 7.731% Senior Subordinated Notes due 2017 is outstanding on the date hereof.

f.                                         Interest on the 7.731% Senior Subordinated Notes has been paid through April 30, 2008.

g.                                      The Prior Trustee agrees to pay or indemnify the Successor Trustee and save the Successor Trustee harmless from and against any and all costs, claims, liabilities, losses or damages whatsoever (including the reasonable fees, expenses and disbursements of the Successor Trustee’s counsel and other advisors), that the Successor Trustee suffers or incurs without negligence or willful misconduct on its part arising out of actions or omissions of the Prior Trustee.  The Successor Trustee will furnish to the Prior Trustee, promptly after receipt, all papers with respect to any action the outcome of which would make operative the indemnity provided for in this Section.  The Successor Trustee shall notify the Prior Trustee promptly in writing (and, in any event, within no later than 10 days) of any claim for which it may seek indemnity.  The Prior Trustee shall have the option to defend the claim and the Successor Trustee shall cooperate fully in the defense.  If the Prior Trustee shall assume the defense, then the Prior Trustee shall not pay for separate counsel of the Successor Trustee.  The Prior Trustee shall not be obligated to pay for any settlement made without its consent.

SECTION 3.03.  Successor Trustee Representation and Warranty.  The Successor Trustee represents and warrants to the Prior Trustee and the Issuer that it is eligible and is duly authorized to serve as Trustee under the Indenture.

SECTION 3.04. Acceptance of Successor Trustee.  Pursuant to Section 7.08 of the Indenture, the Successor Trustee hereby accepts its appointment as Trustee under the Indenture and shall hereby be vested with all the rights, powers, trusts and duties of the Trustee under the Indenture and with respect to all property and money held or to be held under the Indenture, with like effect as if the Successor Trustee was originally named as Trustee under the Indenture.  The Successor Trustee also hereby accepts its appointment as Registrar and Paying Agent.  The Successor Trustee will perform said rights, powers and duties upon the terms and conditions set forth in the Indenture.  Promptly after the execution and delivery of this Instrument, the Successor Trustee shall cause a notice to be sent to each Holder of the Notes on behalf of the Issuer containing the information required by Section 7.07(5) of the Indenture, a copy of which is attached as Exhibit C.

SECTION 3.05.  Board Resolution.  The Issuer hereby certifies that Exhibit B annexed hereto is a true and correct copy of the Board Resolution that was duly adopted by the Board of Directors of the Company authorizing the appointment of the Successor Trustee.

SECTION 3.06.  Assignment etc. by Prior Trustee.  As of the Effective Date, the Prior Trustee hereby confirms, assigns, transfers, delivers and conveys to the Successor Trustee, as Trustee under the Indenture, upon the trusts expressed in the Indenture, all rights, powers, trusts, privileges, duties and obligations which the Prior Trustee now holds under and by virtue of the Indenture, and effective as of such date does hereby pay over to the Successor Trustee, and the Successor Trustee hereby acknowledges receipt of, any and all property and moneys held by the Prior Trustee and by virtue of the Indenture.

SECTION 3.07. Choice of Laws.  This Instrument shall be governed by the same laws that govern the Indenture.

SECTION 3.08.  Counterparts.  This Instrument may be executed in any number of counterparts, each of which, when so executed and delivered, shall be an original, but all counterparts shall constitute but one Instrument.

SECTION 3.09.  Survival of Issuer’s Obligations to Prior Trustee.  Notwithstanding the resignation of the Prior Trustee as Trustee under the Indenture, the Issuer shall remain obligated under the Indenture to compensate, reimburse and indemnify the Prior Trustee in connection with its trusteeship as provided in the Indenture, and nothing contained in this Instrument shall in any way abrogate the obligations of the Issuer to the Prior Trustee under the Indenture or any lien created in favor of the Prior Trustee thereunder.  The Issuer also acknowledges and reaffirms its obligations to the Successor Trustee set forth in Section 7.06 of the Indenture.

SECTION 3.10. Notices.  All notices, whether faxed or mailed, will be deemed received when sent pursuant to the following instructions:

TO THE SUCCESSOR TRUSTEE:

HSBC Bank USA, National Association
Corporate Trust & Loan Agency
10 East 40th Street
New York, NY 10016
Attn: Anthony A. Bocchino, Vice President

TO THE PRIOR TRUSTEE:

Wells Fargo Bank, National Association
Corporate Trust Services
919 North Market Street
Suite 1600
Wilmington, DE 19801
Attn: Tracy McLamb, Vice President

TO THE ISSUER:

Meritage Homes Corporation
17851 N. 85th Street, Suite 300
Scottsdale, AZ 85255
Attn: John B. Carroll, Treasurer

SECTION 3.11  Effectiveness.

This Instrument and the resignation, appointment and acceptance effected hereby shall be effective as of the close of business on the Effective Date, upon the execution and delivery hereof by each of the parties hereto; provided, however, that the resignation of the Prior Trustee and the appointment of the Successor Trustee as Registrar and Paying Agent under the Indenture shall be effective upon the latest of: (a) 10 business days after the date first above written; and (b) receipt by the Depository Trust Company (“DTC”) of both the Prior Trustee’s transfer agency change notice and the Successor Trustee’s transfer agency change notice.

IN WITNESS WHEREOF, the parties hereto have executed this Instrument as of the date set forth above.

Meritage Homes Corporation, as Issuer

By	/s/ Larry W. Seay

Its	EVP/CFO

HSBC Bank USA, National Association, as Successor Trustee

By	/s/ Anthony Bocchino, Jr.

Its	Vice President

Wells Fargo Bank, National Association, as Prior Trustee

By	/s/ Tracy McLamb

Its	Vice President

EXHIBIT A

Documents to be delivered by Prior Trustee to Successor Trustee as to the Indenture:

1.               Copy of the most recent SEC reports delivered by the Company pursuant to the Indenture.

2.               Copy of the Indenture.

3.               File of all closing documents relating to the Indenture and all supplemental indentures executed and all correspondence relating to the Senior Subordinated Notes since the Issue Date.

4.               Copy of most recent Compliance Certificate delivered pursuant to the Indenture.

5.               Certified List of Noteholders as of the Effective Date, certificate detail and all “stop transfers” and the reason for such “stop transfers” (or, alternatively, if there are a substantial number of registered Noteholders, the computer tape reflecting the identity of such Noteholders).

6.               Copies of any official notices sent by the Trustee to all Noteholders of the Notes pursuant to the terms of the Indenture during the past twelve months.

7.               Debt Service records for the Notes.

8.               All uninssued Note Inventory or DTC FAST held global certificates.

9.               Original Global Notes registered in the name of Cede & Co.

10.         Representation Letter with DTC.

11.         Such other documents as the Successor Trustee may reasonably require in order to transfer the appointment.

EXHIBIT B

BOARD RESOLUTION

EXHIBIT C

NOTICE TO NOTEHOLDERS

Notice to the Holders

of the

Meritage Homes Corporation

7.731% Senior Subordinated Notes due 2017

(the “Notes”)

CUSIP No. 59001AAL6*

We hereby notify you of the resignation of Wells Fargo Bank, National Association, as Trustee, Registrar and Paying Agent under the Indenture dated as of February 23, 2007 (the “Indenture”) pursuant to which your Notes were issued and are outstanding.

The Company has appointed HSBC Bank USA, National Association, whose corporate trust office is located at 10 East 40th Street, 14th Floor, New York, New York, 10016, as successor Trustee, Registrar and Paying Agent under the Indenture, which has been accepted and is effective.

HSBC Bank USA, National Association
as successor Trustee

Dated:             , 2008

*No representation is made as to the correctness of the CUSIP number either as provided on the Notes or contained herein.